The accompanying Pro Forma Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of China Wind Energy Limited and K-Care Nutritional Products Inc.

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following pro forma financial statement has been derived from the consolidated financial statements of China Wind Energy Limited, formerly Ego Sign Investments Limited and a corporation organized and existing under the laws of the Hong Kong SAR of the People’s Republic of China (“China Wind”) at July 31, 2007 and adjusts such information to give effect to its reverse acquisition by K-Care Nutritional Products, Inc. ("K-Care"), as if the acquisition had occurred at their respective year-ends as shown. The pro forma financial statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at either year-end. The pro forma financial statements should be read in conjunction with the notes thereto and each company's consolidated financial statements and related notes thereto contained herein and in K-Care’s latest annual report filed with the SEC.

Pro forma Consolidated Condensed Balance Sheet:

	July 31,	October 31,
	2007	2006
	China Wind	K-Care		Adjustments	Pro Forma
Current Assets
Cash	$ 1,278	$ 9,810		$ -	$ 11,088
Prepaid expenses	-	5,000		-	5,000
Contract security deposit	19,796	-		-	19,796

Total Assets	$ 21,074	$ 14,810		$ -	$ 35,884

Current Liabilities
Accounts payable and accrued expenses	$ 36,346	$ 12,984		$ -	49,330
Due to related parties	22,664	10,000		-	32,664

Total Liabilities	59,010	22,984		-	81,994

Contingencies and Commitments	-	-		-	-

Preferred stock, $.0001 par,
20,000,000 shares authorized,
none issued and outstanding	-	-		-	-

Common stock, Par value $.0001,
80,000 shares authorized,
6,395,500 shares issued
and outstanding	-	640		-	640

Common stock, Par value $.13 (HK $1.00),
10,000 shares authorized,
1 shares issued and outstanding	1	-	(a)	(1)	-

Additional Paid in capital	100,000	19,530	(a)	(10,359)	109,171
Subscription receivable	(100,000)	-			(100,000)
Deficit accumulated during the development stage	(37,817)	(28,344)	(a)	28,344	(55,801)
			(a)	(17,984)
Accumulated other comprehensive income	(120)	-		-	(120)

Stockholders' deficiency	(37,936)	(8,174)		-	(46,110)

Total Liabilities and Stockholders' Deficiency	$ 21,074	$ 14,810		$ -	$ 35,884

NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

On November 20, 2007, K-Care entered into an agreement to acquire 100% of the issued and outstanding common stock of China Wind. The transaction closed on November 27, 2007. On November 20, 2007 through the following transactions:

  Jian Ren, a resident and citizen of the Hong Kong SAR of the People’s Republic of China (the “Purchaser”), and Eva Dudas, a resident and citizen of Vancouver, British Columbia, Canada and the CEO, CFO, President and a Director of K-Care (the “Seller”), entered into a Share Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Purchaser agreed to purchase 5,950,000 shares of K-Care’s common stock, $.0001 par value, from the Seller for $50,000. These shares represent 81% of the issued and outstanding common stock of K-Care, resulting in a change in control.
  Also, on November 20, 2007, K-Care entered into an Acquisition Agreement by and among K- Care, the Purchaser, who is the owner of all of the share capital of China Wind,, and China Wind, pursuant to which the Purchaser agreed to transfer all of his share capital in China Wind to K- Care for $1 resulting in China Wind becoming a wholly owned subsidiary of K-Care.

The transactions are being accounted for as a reverse acquisition. Immediately after the issuance of shares to the China Wind shareholder there will be 7,377,450 shares of K-Care common stock issued and outstanding resulting in the Purchaser owning approximately 81% of the then issued and outstanding common stock of K-Care.

Notes To Proforma Condensed Consolidated Balance Sheet:

(a) Transfer of 5,950,000 shares of K-Care to China Wind shareholder for 100% of China Wind.